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                                 EXHIBIT 15.1


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                                                                   EXHIBIT 15.1

Magna Bancorp, Inc.
Hattiesburg, Mississippi

Ladies and Gentlemen:

         Re:      Union Planters Corporation Registration Statement on Form S-4

         With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated October 22, 1996, January 16, 1997 and April 17, 1997 related to our reviews of interim financial information.

         Pursuant to Rule 436(c) under the Securities Act of 1933 (the "Securities Act"), such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                                     Very truly yours,

                                                     /s/ KPMG Peat Marwick LLP

Jackson, Mississippi
June 26, 1997